UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 18, 2008
PINNACLE FINANCIAL PARTNERS, INC.

(Exact name of registrant as specified in charter)

Tennessee	000-31225	62-1812853

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

211 Commerce Street, Suite 300, Nashville, Tennessee	37201

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 744-3700
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e)
     2008 Special Cash Incentive Plan. On January 18, 2008, the Human Resources and Compensation Committee (the “Committee”) approved the Pinnacle Financial Partners, Inc. 2008 Special Cash Incentive Plan (the “Plan”). Pursuant to the Plan, approximately 25 key employees of Pinnacle Financial Partners, Inc. (the “Company”) that will be involved in integrating the operations of Mid-America Bancshares, Inc. (“Mid-America”) with the Company’s operations will be eligible to receive cash awards. Under the terms of the Plan, participants will be entitled to receive cash incentive payments if specified goals established by the Committee and related to the integration of the Company and Mid-America are achieved by certain dates, including achievement of initiatives related to published synergy targets and limiting the aggregate integration and other merger costs within amounts previously disclosed. If one or more of the performance goals established under the Plan are not satisfied, awards to participants will be reduced by specified amounts, but there can be no discretionary increases to a participant’s target award. Awards earned under the Plan are expected to be paid out on April 15, 2008. The maximum awards for the Company’s executive officers that were identified as the Company’s named executive officers in the proxy statement filed with the Securities and Exchange Commission for the Company’s 2007 annual meeting of shareholders are as follows:

Employee	Title	Maximum Award

M. Terry Turner	Chief Executive Officer	$200,000
Robert A. McCabe, Jr.	Chairman	$190,000
Hugh M. Queener	Chief Administrative Officer	$100,000
Harold R. Carpenter	Chief Financial Officer	$80,000
Charles B. McMahan	Senior Credit Officer	$60,000
     A copy of the Plan is filed herewith as Exhibit 10.1 and incorporated herein by reference.
     Item 9.01 Financial Statements and Exhibits
     (d) Exhibits
10.1	Pinnacle Financial Partners, Inc. 2008 Special Cash Incentive Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and
Chief Financial Officer
Date: January 25, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	Pinnacle Financial Partners, Inc. 2008 Special Cash Incentive Plan